UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2022

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-36312

(Commission File Number)

45-3116572

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Shares	PW	NYSE (American)

7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per Share	PW.A	NYSE (American)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events –

Update Regarding Marengo Township, Michigan Greenhouse Cultivation Facility

Power REIT, through a wholly owned subsidiary, PW MI CanRE Marengo, (“PW Marengo”) owns a 556,000 square foot high-tech greenhouse located in Marengo Township, Michigan (the “Property”). Power REIT believes that once operational, this will be the largest cannabis cultivation facility in Michigan and one of the largest greenhouse cannabis cultivation facilities in the United States. Power REIT also believes that given the scale combined with the fact that the Property is a greenhouse will position our tenant, Marengo Cannabis LLC (the “Tenant”), to compete favorably as a low-cost producer of high-quality cannabis. This is especially important as prices for cannabis in most markets have compressed recently. Power REIT’s Tenant is a wholly owned subsidiary of Millennium Sustainable Ventures Corp. (ticker: MILC).

As part of securing cannabis licenses from the Michigan Cannabis Regulatory Agency (“CRA”), a Certificate of Occupancy (“CO”) must be submitted where applicable. Pursuant to the Marengo Township zoning map, the Property is zoned Agricultural and was given a Marijuana Overlay, which according to the Marengo Township Ordinance does not change the underlying zoning. As such, the Property does not require a CO and the CRA agreed in writing to accept a simple two sentence letter (the “CO Letter”) as an alternative to providing a CO. PW Marengo pursued the agreed upon CO Letter from Marengo Township which was initially unwilling to cooperate which ultimately led PW Marengo to initiate litigations against Marengo Township.

On July 8, 2022, PW Marengo ultimately secured the CO Letter from the Marengo Township Supervisor confirming that the property is currently zoned Agricultural and does not need a CO. The CO Letter is in the form that the CRA previously agreed to accept. Based on the receipt of the CO Letter, the complete licensing application has now been submitted to the CRA. While the submission of the of the licensing application to CRA has been significantly delayed due to the issues with Marengo Township, we have now overcome a significant hurdle in the licensing process. Nevertheless, there is no certainty as to the ability to ultimately secure the licenses from the CRA as well as how long the process will take which will allow our Tenant to commence operations.

As previously announced, PW Marengo amended the lease with its Tenant, to push out rent to Q1 2023 to reflect the uncertainty around the timing of licensing. The amendment was structured to maintain the same level of straight-line accounting for rent for Power REIT. However, given the uncertainty around licensing, Power REIT currently is not recognizing rental income associated with the Property. Once there is more certainty around the timing of the ability of the tenant to pay rent, Power REIT expects to resume recognition of revenue for the Property. The Property represents the largest single asset within our portfolio in terms of income. The annual straight-line rent based on the amended lease is $5,119,943 which translates to incremental Core FFO per share of approximately $0.38 per quarter and $1.52 per year on a per share basis based on 3,367,261 shares outstanding. This represents dramatic incremental FFO per share relative to the $0.40 reported for Q1 2022.

In terms of the Michigan cannabis market, wholesale prices to date do not appear to have compressed as significantly as other states such as California, Colorado, and Oklahoma. We continue to believe that we acquired this property at an attractive basis and that our Tenant can be a high quality, low-cost producer in the developing Michigan market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: July 18, 2022	By	/s/ David H. Lesser
David H. Lesser Chairman of the Board, Chief Executive Officer & Chief Financial Officer